Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-123535
and 333-13160
PRICING SUPPLEMENT NO. 3, dated July 31, 2006
(To Prospectus dated April 29, 2005 and Prospectus Supplement dated April 29, 2005)
(CUSIP No. 23383FBS3)
$10,000,000,000
DaimlerChrysler North America Holding Corporation
Medium-Term Notes, Series E
Due 9 Months or More From Date of Issue
Unconditionally Guaranteed by DaimlerChrysler AG

Type of Note:	Floating Rate Note
Principal Amount:	$1,000,000,000
Issue Price:	100%
Calculation Agent:	JPMorgan Chase Bank, N.A.
Original Issue Date (Settlement Date):	August 3, 2006
Stated Maturity:	August 3, 2009
Initial Interest Rate:	To be determined on August 1, 2006 as described below as if the Original Issue Date was an Interest Reset Date
Specified Currency:	U.S. Dollars
(If other than U.S. Dollars, see attachment hereto)

Option to Receive Payments in Specified Currency: ☐ Yes ☑ No
(Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
(Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:	☐ CD Rate	☐ CMT Rate	☐ Commercial Paper Rate	☐ Eleventh District Cost of Funds Rate
	☐ Federal Funds Open Rate	☐ Federal Funds Rate	☑ LIBOR
	☐ Prime Rate	☐ Treasury Rate	☐ Other (see attachment hereto)
	If LIBOR, Designated Page:	☐ Reuters Page	☑ Moneyline
Telerate Page
	If LIBOR, Index Currency:	U.S. Dollars
If CMT Rate, CMT
	Moneyline Telerate Page:	☐ 7051	☐ 7052
	If CMT Moneyline Telerate	☐ One-week	☐ One month
	Page 7052:	average yield	average yield

Index Maturity:	Quarterly

Interest Reset Period:	Quarterly

Interest Reset Dates:	Quarterly on the 3rd of each February, May, August and November, subject to the Business Day convention

Interest Payment Period:	Quarterly

Interest Payment Dates:	Quarterly on the 3rd of each February, May, August and November, subject to the Business Day convention, commencing November 3, 2006

Interest Determination Date:	The second London Business Day prior to each Interest Reset Date

Interest Calculation:	☑ Regular Floating Rate Note
☐ Inverse Floating Rate Note
☐ Floating Rate/Fixed Rate Note
Fixed Rate Commencement Date:
Fixed Interest Rate:

Spread (+/-):	plus 45 basis points (+ .45%)

Spread Multiplier:	n/a

Maximum Interest Rate:	n/a

Minimum Interest Rate:	n/a

Redemption:	☑ The Notes cannot be redeemed prior to maturity, except for certain reasons of taxation.
☐ The Notes cannot be redeemed prior to maturity, including for reasons of taxation.
☐ The Notes may be redeemed prior to maturity.

Initial Redemption Date:	n/a
The Redemption Price shall initially be     % of the principal amount of the Notes to be redeemed and shall decline at each anniversary of the initial Redemption Date by     % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Repayment:	☑ The Notes cannot be repaid prior to maturity.
☐ The Notes can be repaid prior to maturity at the option of the holder of the Notes.

Optional Repayment Date(s):	n/a

Repayment Price:	n/a
Payment of additional amounts by Issuer in respect of taxation: ☐ Yes ☑ No
Payment of additional amounts by Guarantor in respect of taxation: ☑ Yes ☐ No
Discount Notes: ☐ Yes ☑ No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:

Form:	☑ Book-Entry Note	☐ Certificated Note
Agent’s Discount or Commission: 0.25%

Agent’s Capacity:	☐ Agent	☑ Principal
Net proceeds to Issuer (if sale to Agent as principal): $997,500,000

Agent:	☐ Banc of America Securities LLC	☐ Goldman, Sachs & Co.

	☐ Barclays Capital Inc.	☑ HSBC Securities (USA) Inc. ($333,333,333.33)

	☑ Citigroup Global Markets Inc. ($333,333,333.34)	☐ J.P. Morgan Securities Inc.

	☐ Deutsche Bank Securities Inc.	☑ Greenwich Capital Markets, Inc. ($333,333,333.33)
Additional Terms: The provisions set forth under “Description of Debt Securities and Guarantees—Discharge, Defeasance and Covenant Defeasance” in the Prospectus will apply to the Notes.
DaimlerChrysler AG’s amended annual report on Form 20-F/A for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission on June 30, 2006, is incorporated herein by reference. Please see “Where You Can Fund More Information” and “Documents Incorporated by Reference” in the accompanying prospectus.

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